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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

   Alfred I. duPont Testamentary Trust
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   1650 Prudential Drive, Suite 300
--------------------------------------------------------------------------------
                                    (Street)

   Jacksonville,          FL                    32207
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Florida East Coast Industries  FLA
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

   12/97
================================================================================
5. If Amendment, Date of Original (Month/Year)

   N/A
================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



    ------------------------------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [   ]   Form filed by One Reporting Person
   [ X ]   Form filed by More than One Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Member of
Common Stock                          12/10/97        J              N/A         N/A    N/A      5,358,514      I        a Group
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================
                                                                                                                              (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
Instruction 4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:
* See Attachment.



* See Attachment
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedures.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Attachment to Form 4 Filed by the Alfred I. duPont Testamentary Trust Reporting
  Beneficial Ownership of Common Stock of Florida East Coast Industries
                             Dated December 10, 1997

Explanation of Response: Pursuant to Instruction 4(b)(v) of Form 4, the Alfred
I. duPont Testamentary Trust and each of the persons listed below are the Reporting Persons. The Alfred I. duPont Testamentary Trust and each of the persons listed below are filing this Form 4 as joint filers and each are considered for purposes of this Form 4 to be members of a single group ("Group") within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act").

"J": This Form 4 is being filed to report that the Alfred I. duPont Testamentary Trust and each of the persons listed below beneficially own shares of Florida East Coast Industries ("FECI") as members of the Group, instead of individually, for purposes of complying with the reporting requirements of Section 16(a) of the 1934 Act. 4,902,304 of the shares of FECI reported as being indirectly beneficially owned by the Alfred I. duPont Testamentary Trust and each Reporting Person listed below are directly owned by the St. Joe Corporation, which is a member of the Group but which is not filing as a joint filer on this Form 4. Each Reporting Person on this Form 4 declares, that by filing this Form 4, such Reporting Person is not admitting beneficial ownership of any shares of FECI directly owned by the St. Joe Corporation and each such Reporting Person disclaims the existence of, and its membership in, any "group" that includes the St. Joe Corporation as a member.


------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Amount of
                                                                                  Securities       Ownership          Nature of
                                                                   Securities     Beneficially     Form:              Indirect
Name and Address of      Title of    Transaction    Transaction    Acquired or    Owned at the     Direct (D)         Beneficial
Reporting Person         Security    Date           Code           Disposed of    End of Month     or Indirect (I)    Ownership
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
The Nemours Foundation   Common      12/10/97           J             N/A           5,358,514           I             Member of
1650 Prudential Drive    Stock                                                                                         a Group
Suite 300
Jacksonville, FL 32207


                         Common      12/10/97           J             N/A             450,224           D
                         Stock
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Winfred L. and           Common      12/10/97           J             N/A           5,358,514           I             Member of
 Mary Anne Thornton      Stock                                                                                         a Group
1650 Prudential Drive
Suite 300
Jacksonville, FL 32207


                         Common      12/10/97           J             N/A               5,986           D
                         Stock
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Attachment to Form 4 Filed by the Alfred I. duPont Testamentary Trust Reporting
      Beneficial Ownership of Common Stock of Florida East Coast Industries
                             Dated December 10, 1997


------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Amount of
                                                                                 Securities       Ownership          Nature of
                                                                  Securities     Beneficially     Form:              Indirect
Name and Address of     Title of    Transaction    Transaction    Acquired or    Owned at the     Direct (D)         Beneficial
Reporting Person        Security    Date           Code           Disposed of    End of Month     or Indirect (I)    Ownership
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
William T. Thompson III  Common     12/10/97            J             N/A           5,358,514           I             Member of
1650 Prudential Drive    Stock                                                                                         a Group
Suite 300
Jacksonville, FL 32207
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Jacob C. Belin           Common     12/10/97            J             N/A           5,358,514           I             Member of
1650 Prudential Drive    Stock                                                                                         a Group
Suite 300
Jacksonville, FL 32207
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Hugh M. Durden           Common     12/10/97            J             N/A           5,358,514           I             Member of
1650 Prudential Drive    Stock                                                                                         a Group
Suite 300
Jacksonville, FL 32207
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
John F. Porter III       Common     12/10/97            J             N/A           5,358,514           I             Member of
1650 Prudential Drive    Stock                                                                                         a Group
Suite 300
Jacksonville, FL 32207
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

                  Signatures to Form 4 Dated December 10, 1997
                Filed by the Alfred I. duPont Testamentary Trust
      Reporting Ownership of Common Stock of Florida East Coast Industries


Alfred I. duPont Testamentary Trust           William T. Thompson III

By:    /s/ Winfred L. Thornton                By:   /s/ William T. Thompson III
       -----------------------------                ---------------------------

Name:  Winfred L. Thornton                    Name: William T. Thompson III
       -----------------------------                ---------------------------

Title: Chairman                               Date: December 10, 1997
       -----------------------------                ---------------------------

Date:  December 10, 1997
       -----------------------------
                                              Jacob C. Belin

The Nemours Foundation                        By:   /s/ Jacob C. Belin
                                                    ---------------------------

By:    /s/ Jacob C. Belin                     Name: Jacob C. Belin
       -----------------------------                ---------------------------

Name:  Jacob C. Belin                         Date: December 10, 1997
       -----------------------------                ---------------------------

Title: President
       -----------------------------

                                              Hugh M. Durden
Date:  December 10, 1997
       -----------------------------
                                              By:   /s/ Hugh M. Durden
                                                    ---------------------------
Winfred L. and Mary Anne Thornton

                                              Name: Hugh M. Durden
                                                    ---------------------------
By:    /s/ Winfred L. Thornton
       -----------------------------

                                              Date: December 10, 1997
                                                    ---------------------------
Name: Windred L. Thornton
      ------------------------------

Date: December 10, 1997                       John F. Porter III
      ------------------------------

By:   /s/ Mary Anne Thornton                  By:   /s/ John F. Porter III
      ------------------------------                ---------------------------

Name: Mary Anne Thornton                      Name: John F. Porter III
      ------------------------------                ---------------------------

Date: December 10, 1997                       Date: December 10, 1997
      ------------------------------                ---------------------------